Exhibit 10.1
(EXECUTIVE'S NAME)
CHANGE IN CONTROL AGREEMENT
THIS AGREEMENT is entered into as of _____________, 20__, by and between Herman Miller, Inc., a Michigan corporation, and James E. Christenson (the “Executive”).
WHEREAS, the Executive currently serves as a key employee of the Company (as defined in Section 1) and his services and knowledge are valuable to the Company in connection with the management of one or more of the Company's principal operating facilities, divisions, departments or subsidiaries; and
WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure the Executive's continued services and to ensure the Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive's full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Bonus Reserve Account” has the meaning stated in the Incentive Cash Bonus Plan.

(c)
“Cause” means (1) a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the ninety (90) day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (2) the commission by the Executive of a felony involving moral turpitude.

(d)	“Change in Control” means:

(1)
the acquisition by any Person of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 35 percent or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Section (1)(d) shall be satisfied; and provided further that, for purposes of clause (B), (i) a Change in Control shall not occur solely because any Person becomes the beneficial owner of 35 percent or more of the Outstanding Company Common Stock or 35 percent or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company of Outstanding Company Common Stock or Outstanding Company Voting Securities that reduces the number of outstanding shares of Outstanding Company Common Stock or Outstanding Company Voting Securities and (ii) if, after such acquisition by the Company, such Person becomes the beneficial owner of any additional shares of Outstanding Company Common Stock or any additional Outstanding Company Voting Securities, such additional beneficial ownership shall constitute a Change in Control;

(2)
individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason within any 24-month period to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

(3)
consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the “Surviving Corporation”) (or, if applicable, the ultimate parent corporation that beneficially owns all or substantially all of the outstanding voting securities entitled to vote generally in the election of directors of the Surviving Corporation) and more than 60 percent of the combined voting power of the then outstanding securities of the Surviving Corporation (or such ultimate parent corporation) entitled to vote generally in the election of directors is represented by the shares of Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such reorganization, merger or consolidation (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such reorganization, merger or consolidation) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan [or related trust] sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation [or any corporation controlled by the Company] and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 35 percent or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of the then outstanding shares of common stock of such corporation or 35 percent or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

(4)
consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the “Surviving Corporation”) (or, if applicable, the ultimate parent corporation that beneficially owns all or substantially all of the outstanding voting securities entitled to vote generally in the election of directors of the Surviving Corporation) and more than 60 percent of the combined voting power of the then outstanding securities of the Surviving Corporation (or such ultimate parent corporation) entitled to vote generally in the election of directors is represented by the shares of Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such reorganization, merger or consolidation (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such reorganization, merger or consolidation) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan [or related trust] sponsored or maintained by the Company or such corporation [or any corporation controlled by the Company] and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 35 percent or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of the then outstanding shares of common stock thereof or 35 percent or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale of other disposition.

(e)	“Company” means Herman Miller, Inc., a Michigan corporation.

(f)
“Date of Termination” means (1) except as otherwise provided in Section 1(p), the effective date on which the Executive's employment by the Company terminates as specified in a prior written notice by the Company or the Executive, as the case may be, to the other, delivered pursuant to Section 10 or (2) if the Executive's employment by the Company terminates by reason of death, the date of death of the Executive.

(g)	“Deferred Compensation Plan” means the Herman Miller, Inc. Key Executive Deferred Compensation Plan.

(h)	“Earned Bonus” has the meaning stated in the Incentive Cash Bonus Plan.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)	“Good Reason” means, without the Executive's express written consent, the occurrence of any of the following events after a Change in Control:

(1)
any of (i) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control, (ii) a change in any material adverse respect in the Executive's reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control or (iii) any removal or involuntary termination of the Executive from any position held by the Executive with the Company immediately prior to such Change in Control otherwise than as expressly permitted by this Agreement or any failure to re-elect the Executive to any position with the Company held by the Executive immediately prior to such Change in Control;

(2)
a reduction by the Company in the Executive's rate of annual base salary or annual Target Bonus as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(3)
any requirement of the Company that the Executive be based at a location in excess of 50 miles from the facility which is the Executive's principal business office at the time of the Change in Control;

(4)
a reduction of at least 5% in the aggregate benefits provided to the Executive and the Executive's dependents under the Company's employee benefit plans (including, without limitation, retirement, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in which the Executive is participating immediately prior to such Change in Control; or

(5)	the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 9(b).
For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be presumed to be correct, subject to the Company proving the contrary; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason.

(k)	“Incentive Cash Bonus Plan” means the Herman Miller, Inc. Incentive Cash Bonus Plan which became effective September 29, 1998 or any replacement thereof.

(l)
“Nonqualifying Termination” means a termination of the Executive's employment (1) by the Company for Cause, (2) by the Executive during the first 180 days following a Change in Control for any reason other than the Good Reason specified in Section 1(j)(2) or Section 1(j)(3); (3) by the Executive after the first 180 days following a Change in Control for any reason other than any Good Reason, (4) as a result of the Executive's death or (5) by the Company due to the Executive's absence from his duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive's incapacity due to physical or mental illness.

(m)	“Person” means any individual, entity or group including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(n)	“Target Bonus” has the meaning stated in the Incentive Cash Bonus Plan.

(o)
“Termination Period” means the period of time beginning with a Change in Control and ending on the earlier to occur of (1) 24 months following such Change in Control and (2) the Executive's death. Notwithstanding anything in this Agreement to the contrary, if (i) the Executive's employment terminates prior to a Change in Control for a reason that would have entitled the Executive to payments and benefits from the Company under Sections 3(a) and (b) if it had occurred following a Change in Control; (ii) the Executive reasonably demonstrates that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then for purposes of this Agreement, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control. For purposes of determining the timing of payments and benefits to the Executive under Section 3, the date of the actual Change in Control shall be treated as the Executive's Date of Termination under Section 1(f), and for purposes of determining the amount of payments and benefits to the Executive under Section 3, the date the Executive's employment is actually terminated shall be treated as the Executive's Date of Termination under Section 1(f).

2.	Obligations of the Executive.

(a)
The Executive agrees that in the event any Person attempts a Change in Control, he shall not voluntarily leave the employ of the Company without a Good Reason specified in Section 1(j)(2) or Section 1(j)(3) until (1) such attempted Change in Control terminates or (2) if a Change in Control shall occur, 180 days following such Change in Control. For purposes of clause (1) of the preceding sentence, Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the Board.

(b)	The following definitions apply to the remainder of this Section 2:

(1)	“Affiliate” means and includes any person or entity which controls a party, which such party controls or which is under common control with such party.

(2)
“Competing Business” means a business which engages or is making plans to engage, in whole or in part, in the manufacturing, marketing, distribution or sale of products which are competitive with any products manufactured, distributed, marketed or sold by the Company during the Restricted Period.

(3)	“Competing Products” means products manufactured by a Competing Business.

(4)	“Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

(5)	“Restricted Period” means the period of the Executive's employment with the Company and a period of two years after the Date of Termination.

(c)
Executive acknowledges and agrees that (i) through his continuing services to the Company, he will learn valuable trade secrets and other proprietary information relating to the Company's business, (ii) the Executive's services to the Company are unique in nature, (iii) the Company's business is international in scope and (iv) the Company would be irreparably damaged if the Executive were to provide services to any person or entity in violation of the restrictions contained in this Section 2(c). Accordingly, as an inducement to the Company to enter into this Agreement, Executive agrees that if the Executive is entitled to and does receive a payment pursuant to Section 3(a)(2) of this Agreement, neither Executive nor any Affiliate of the Executive shall during the Restricted Period, directly or indirectly, either for himself or for any other person or entity:

(1)
anywhere in the world in which the Company is then doing business, engage or participate in, or assist, advise or be connected with (including as an employee, owner, partner, shareholder, officer, director, advisor, consultant, agent or [without limitation by the specific enumeration of the foregoing] otherwise), or permit his name to be used by or render services for, any person or entity engaged in a Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from acquiring or owning, as a passive investment, up to two percent (2%) of the outstanding voting securities of an entity engaged in a Competing Business which are publicly traded in any recognized national securities market;

(2)
take any action, in connection with a Competing Business, which might divert from the Company or an Affiliate of the Company any opportunity which would be within the scope of the Company's or such Affiliate's then business;

(3)
solicit or attempt to solicit any person or entity who is or has been (A) a customer of the Company at any time during the Restricted Period to purchase Competing Products from any person or entity (other than the Company) or (B) a customer, supplier, licensor, licensee or other business relation of the Company at any time during the Restricted Period to cease doing business with the Company; or

(4)
solicit or hire any person or entity who is a director, officer, employee or agent of the Company or any Affiliate of the Company to perform services for any entity other than the Company and its Affiliates.

(d)
Executive agrees that any violation by the Executive of Section 2(c) of this Agreement would be highly injurious to the Company and would cause irreparable harm to the Company. By reason of the foregoing, Executive consents and agrees that if the Executive violates any provision of Section 2(c) of this Agreement, the Company shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any continuing violation of, the provisions of such section. In the event Executive breaches a covenant contained in Section 2(c) of this Agreement, the Restricted Period applicable to Executive with respect to such breached covenant shall be extended for the period of such breach. Executive also recognizes that the territorial, time and scope limitations set forth in Sections 2(c), are reasonable and are properly required for the protection of the Company and in the event that any such territorial, time or scope limitation is deemed to be unreasonable, by a court of competent jurisdiction, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

(e)
Termination of the Executive's employment shall have no effect on the continuing operation and enforceability of Sections 2(b), 2(c) or 2(d) and each such section shall continue to be fully effective and enforceable after any such termination.

3.	Obligations of the Company Upon Termination of Employment.

(a)
If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Company shall pay to the Executive (or the Executive's beneficiary or estate) within thirty (30) days following the Date of Termination, as compensation for services to the Company;

(1)
a cash amount equal to the sum of (i) the Executive's base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid, (ii) the Executive's Target Bonus for the Company's fiscal year in which the Date of Termination occurs multiplied by a fraction, the numerator of which is the number of days in that fiscal year through the Date of Termination and the denominator of which is 365 or 366, as applicable, and (iii) any compensation previously deferred by the Executive other than pursuant to the Deferred Compensation Plan or any tax qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; plus

(2)
a lump-sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 4) in an amount equal to (i) two times the Executive's highest annual base salary from the Company and its affiliated companies in effect during the twelve (12) month period prior to the Date of Termination, plus (ii) two times the higher of (a) the average of the Executive's Earned Bonus for the three fiscal years of the Company preceding the fiscal year in which the Change in Control occurs, or (b) the Executive's Target Bonus for the fiscal year of the Company in which the Change in Control occurs; provided, however, that any amount to be paid pursuant to this Section 3(a)(2) shall be reduced by any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company and any severance payments the Company is required to make pursuant to the requirements of any U.S. or foreign law or regulation. For purposes of the preceding sentence any amount received by the Executive on account of the termination of the Incentive Cash Bonus Plan will be treated as an amount paid on account of the termination of Executive's employment.

(b)	If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination:

(1)
In addition to the payments to be made pursuant to Section 3(a), for a period of two years commencing on the Date of Termination, the Company shall continue to keep in full force and effect all policies of medical, accident, disability and life insurance with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company and its affiliated companies, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination; provided that, if the Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event the Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Executive's eligibility, but only to the extent that the Company reimburses the Executive for any increased cost and provides additional benefits necessary to give the Executive the benefits provided hereunder.

(2)
All stock options, restricted awards, other equity based awards and all stock units credited to the Executive's account under the Deferred Compensation Plan shall be fully vested. All stock options shall remain exercisable for a period of ninety days from the Date of Termination or the earlier expiration of their initial term; provided, that, if the Executive would be prohibited from exercising any stock option due to restraints imposed under applicable accounting rules or securities laws, such option shall remain exercisable for thirty days after such restriction ceases to apply.

(3)
To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(c)
If during the Termination Period the employment of the Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to the Executive within thirty (30) days following the Date of Termination, a cash amount equal to the sum of (1) the Executive's full annual base salary from the Company through the Date of Termination, to the extent not theretofore paid, and (2) the Other Benefits.

4.
Withholding Taxes. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

5.
Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest thereon at a rate equal to the prime rate, as published under “Money Rates” in The Wall Street Journal from time to time, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive's statement for such fees and expenses through the date of payment thereof; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive's claims in such contest or dispute, the Executive shall be required to reimburse the Company, over a period of twelve (12) months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 6.

6.
Operative Event. Notwithstanding any provision herein to the contrary, no amounts shall be payable hereunder unless and until there is a Change in Control at a time when the Executive is employed by the Company.

7.	Amendment or Termination of Agreement.

(a)
This Agreement shall be effective on the date hereof and shall continue until terminated by the Company as provided in Section 8(b); provided, however, that this Agreement shall terminate in any event upon the earlier to occur of (i) termination of the Executive's employment with the Company prior to a Change in Control, other than pursuant to Section 1(p), and (ii) the Executive's death.

(b)
The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the amendment or termination of this Agreement, which amendment or termination shall not become effective until the date fixed by the Board therefor, which date shall be at least 180 days after notice thereof is given by the Company to the Executive in accordance with Section 10; provided, however, that no such action shall be taken by the Board, without the written consent of the Executive, (i) during any period of time when the Board has knowledge that any Person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such Person has abandoned or terminated its efforts to effect a Change in Control or (ii) following a Change in Control.

8.
Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries and, except as provided in Section 1(p), if the Executive's employment with the Company shall terminate prior to a Change in Control, then the Executive shall have no further rights under this Agreement; provided, however, that any termination of the Executive's employment following a Change in Control shall be subject to all of the provisions of this Agreement. This Agreement shall supersede in its entirety the Severance Agreement between the Company and the Executive dated May 15, 2001, which shall terminate and have no further effect as of the date of this Agreement.

9.	Successors; Binding Agreement.

(a)
This Agreement shall not be terminated by any merger or consolidation of the Company whether the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b)
The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 9(a), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.

(c)
This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive's estate.

10.	Notices.

(a)	For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to 915 San Jose, S.E. Grand Rapids, Michigan 49506, and if to the Company, to 855 East Main Avenue, Zeeland, MI 49464, attention General Counsel, with a copy to the Secretary, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)
A written notice of the Executive's Date of Termination by the Company or the Executive, as the case may be, to the other shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

11.	Full Settlement; Resolution of Disputes.

(a)
The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment except to the extent provided in Section 3(b)(1).

(b)
If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive's employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the Executive terminated his employment without Good Reason, or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive and his dependents or other beneficiaries, as the case may be, under Sections 3(a), 3(b) and 4, the Company shall pay all amounts, and provide all benefits, to the Executive and his dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Sections 3(a), 3(b) and 4 as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 11(b) except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled

12.
Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50 percent or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

13.
Compliance with Section 409A. It is intended that any amounts payable under this Agreement will comply with Section 409A of the Code and treasury regulations relating thereto so as not to subject the Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and the Agreement shall be interpreted and construed in accordance with such intention. Any provision of the Agreement that would cause the Executive to be subject to the payment of any such interest or tax penalty shall be disregarded, and the timing of the payments or benefits provided herein shall be modified accordingly.

14.
Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

15.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

16.
Miscellaneous. Except as provided in Section 7, no provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provisions of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise expressly set forth in this Agreement, the rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation plan, policy practice or program of the Company or any other contract or agreement with the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.
HERMAN MILLER, INC.

By:
EXECUTIVE

(Executive name typed here)